Exhibit 99.1

Press Release, 12/15/06 – QCR Holdings Announces that John H. Anderson to Become President of Quad City Bank & Trust and Other Promotions

QCR Holdings, Inc. (NASDAQ/QCRH) announced today that John H. Anderson will succeed Michael A. Bauer as President & CEO of Quad City Bank & Trust, its largest subsidiary, at the Company’s annual meeting in May of 2007.  In the interim, Mr. Anderson will assume the title of Executive Vice President of the bank and will direct the efforts of the Trust, Private Banking, and Investment Services departments.  Earlier this year, Mr. Bauer announced his intended retirement in order to allow the Company sufficient time to plan for a successful transition.

Mr. Anderson joined Quad City Bank & Trust in 1998 after a 15-year career in banking in the Quad Cities.  Since joining Quad City Bank & Trust, he has directed the Company’s successful Private Banking division.   Anderson is a graduate of St. Ambrose University, initially working at Davenport Bank and Trust Company.  He then joined the Brenton Bank organization where he eventually served as President & CEO in Davenport.

“I have worked with John for much of my banking career and he is uniquely qualified to lead Quad City Bank & Trust at this time,” said Mr. Bauer.  “He is well-known and respected throughout the Quad Cities and he is prepared for this new opportunity.  Selecting someone to succeed you in a company you co-founded is an important process, and I have complete confidence in John’s ability to assume this responsibility.”

After Mr. Anderson assumes the presidency in May of 2007, Mr. Bauer will move into the role of Vice Chairman of both Quad City Bank & Trust and QCR Holdings, Inc. and will continue to serve on the boards of both in addition to a number of the Company’s affiliated bank boards.

Doug Hultquist, President & CEO of QCR Holdings, Inc., added, “John will bring great energy to this position.  He has an incredible passion for taking care of clients, while finding new ones.  He is very involved in the community and cares a great deal about the Quad Cities.  John believes in the model of relationship banking that Mike created and built over the last 12 years, and he will approach this job with enthusiasm and diligence to ensure our continued success.”

Mr. Anderson’s community involvement includes formerly serving as chairman of the boards of the Ridgecrest Foundation, Exchange City/Junior Achievement, and the Vera French Foundation.  He currently serves on the boards for the Quad City Symphony, St. Ambrose University, Genesis Health System Foundation, the American Heart Association, and the Humane Society of Scott County.

Mr. Anderson has also served on the boards of St. Katherine’s/St. Mark’s, WVIK, St. Anthony’s Parish Council, and the Friends of Davenport Public Library.

In commenting on his promotion, Anderson said, “During my banking career, Mike Bauer has been an exceptional role model and friend.  His leadership has made our bank what it is today.  I feel fortunate to have been asked to lead Quad City Bank & Trust, which is recognized today as the premier banking organization in the Quad Cities.  Mike, Doug and the entire team have dedicated themselves to providing the best in financial services to our customers and community.  This foundation, created by our incredible team of employees, will only continue to expand as Mike has given all of us the best example in what being a community focused banker should be.”

The Company is announcing a number of additional promotions at this time:

•	Todd A. Gipple, CFO of QCR Holdings, will assume the additional responsibility of President & CEO of Quad City Bancard, Inc.

•	Larry J. Helling, President & CEO of Cedar Rapids Bank & Trust, will assume the additional responsibility of Chief Lending Officer of QCR Holdings in May 2007.

•	William M. Tank, Senior Vice President and Chief Credit Officer of QCR Holdings, will assume the new role of EVP, Chief Credit Officer, QCR Holdings

•	John A. Rodriguez, Senior Vice President of Operations of Cedar Rapids Bank & Trust, will assume the additional responsibility of EVP, Deposit Operations and Information Services, QCR Holdings

•	Victor J. Quinn, Senior Vice President of Operations & Cashier of Quad City Bank & Trust, will assume the additional responsibilities of EVP, Funds Management, QCR Holdings

•	Shellee R. Showalter, Vice President and Director of Finance and Equity Compensation of QCR Holdings, will become Senior Vice President Finance and Budgeting, QCR Holdings

QCR Holdings and Quad City Bank & Trust have selected two current independent board members to serve as Chairmen effective January 1, 2007.  James J. Brownson, President, W. E. Brownson Co., Davenport, Iowa will become Chairman of the Board of QCR Holdings.  Mark C. Kilmer, President, Republic Companies, Davenport, Iowa will become Chairman of the Board of Quad City Bank & Trust.  Mr. Hultquist commented, “An increasing number of public companies are appointing independent directors as Chairmen of the Board as a corporate governance best practice and that these two individuals are dedicated board members well-suited to take on these new responsibilities.”

Kurt E. Andrae has been named President & CEO of First Wisconsin Bank & Trust, which is currently a branch of Rockford Bank & Trust.  It is planned that First Wisconsin Bank & Trust will become a bank charter in early 2007.  Kurt was previously a senior vice president of LaSalle Bank, N.A. and the president of Red Wing Land Company in Lake Geneva, Wisconsin.

CEO Hultquist complimented the board of directors and Mr. Bauer on their efforts in planning for this transition.  “Mike Bauer is a pillar for independent community banking.  He is very well-known and highly regarded among Iowa-Illinois bankers and has guided our company very successfully for 13 years.  He has positioned us well to move into the next phase of our history.  We have a team of very talented bankers who are being promoted at this time to lead our organization.  Our loyal and dedicated employees are our biggest asset.  I look forward to moving ahead with the support of all employees to continue our tradition of relationship banking and to reward all of our various stakeholders with the service and returns they deserve.”